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EXHIBIT 10.28

                                US/INTELICOM INC.
                           SOFTWARE LICENSE AGREEMENT

         THIS AGREEMENT, made and entered into as of the seventh day of April, 1998, by and between US/INTELICOM, Inc. (hereinafter referred to as "US/INTELICOM") and Quintel Cellular, LLC (hereinafter referred to as the "Licensee").

                                    RECITALS:

         A. US/INTELICOM is engaged in developing and licensing application software for cellular telephones to produce prepaid cellular telephones (hereinafter referred to as the "Phone" or "Phones"), as well as the development of programs, systems and services intended to support such prepaid cellular telephones (hereinafter referred to as the "Business").

         B. US/INTELICOM has the exclusive right, title and interest in and to said application software for prepaid cellular telephones (hereinafter referred to as the "Software").

         C. US/INTELICOM has agreed with Licensee to provide the Software to Licensee for installation of the Software on the Phones and to sell, lease and distribute the Phones to Licensee's customers, subject to the terms and conditions of this Agreement.

         D. The Licensee is engaged in the marketing, sale, lease and distribution of prepaid cellular telephones.

         E. The Licensee desires to sell and market Phones installed with the Software, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt, sufficiency and adequacy of which the parties conclusively acknowledge, the parties agree as follows:

         1.       Grant of License.

                  US/INTELICOM hereby grants to Licensee, a limited, worldwide, nontransferable, nonexclusive, conditional right and license to use the Software solely with the Phones and to reproduce the Software in connection with such use, and Licensee hereby accepts said right, license and privilege, in accordance with the terms of this Agreement. US/INTELICOM agrees to provide the Software in executable form and any specifications and instructions required to install the Software on the Phones to enable Licensee to sell, lease and distribute prepaid cellular telephones to Licensee's customers, which customers shall have the perpetual right to use the software in connection with their use of their Phones.



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         2.       Term of License.

                  The term of this license shall be for an initial period of forty-eight (48) months ("initial term"), commencing on the date of execution of this Agreement. This license shall thereafter automatically renew on the anniversary of this execution date for additional terms of twelve (12) months ("subsequent terms"), unless Licensee sends written notification to US/INTELICOM of Licensee's intention not to renew. Such notification must be received by US/INTELICOM not less than ninety (90) days preceding the automatic annual renewal.

         3.       Fees.

                  As consideration for the rights granted and services provided hereunder, Licensee shall remit fees to US/INTELICOM according to the fee schedule and conditions described in the attached Addendum A, which is hereby included within and made an integral part of this agreement. All fees, reimbursements, and other financial figures referenced in this Agreement are expressed in United States dollars.

                  (a) The fee amounts described in Schedule A shall remain constant throughout the initial term of this Agreement.

                  (b) These fees shall be subject to a modification during each subsequent term. At each subsequent renewal of this Agreement, the fee amounts shall be modified by the change in the Consumer Price Index (CPI) over the preceding calendar year (the "preceding year"). This change shall not exceed five percent (5%) for any year. Should Licensee have sold or leased a minimum of two hundred thousand (200,000) Phones containing the Software during a "preceding year", the fee modification for the ensuing subsequent term will be permanently waived.

         4.       Use of License.

                  During the term of this Agreement, Licensee covenants and agrees to:

                  (a) use the Software only for the Phones covered under the terms of this License;

                  (b) adhere precisely to any instructions and policies furnished by US/INTELICOM regarding the use of the Software, which instructions and policies may be updated by US/INTELICOM from time to time consistent with the terms of this License;

                  (c) comply with all applicable local and federal laws and regulations governing Licensee's use, sale or rental of the Software with respect



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                           to the Phones;

                  (d) inform US/INTELICOM immediately if any third party claims any infringement on any of US/INTELICOM's proprietary rights or interest by the use of the Software; and

                  (e) refrain from modifying, translating, reproducing, reverse engineering, disseminating, distributing or determining the source code of the Software or any enhancements or modifications thereto except as provided in this Agreement. However, Licensee shall be permitted to disseminate and distribute the Software to its agents, employees and independent contractors solely in connection with the sale and/or lease of the Phones by Licensee.

         5.       Assignment.

                  Licensee's rights and interest under this Agreement shall not be subject to assignment or transfer in any manner whatsoever without the prior express written consent of US/INTELICOM, which shall not be unreasonably withheld, and which consent shall be granted if the within license is conveyed in connection with Licensee's sale of substantially all of its assets. If Licensee is a corporation, partnership or limited liability company, the transfer (in one or more transactions) of equity interests in Licensee which possess a majority of the voting power in Licensee shall not constitute an assignment for the purposes of this Agreement.

         6.       Representations and Warranties.

                  (a)      Licensee warrants, represents and agrees that:

                           (i) it has the authority to enter into and to consummate the transactions contemplated hereby, and the Licensee is not under any restriction or obligation which will impair its full performance under this Agreement;

                           (ii) neither the execution of this Agreement nor the performance of the obligations of the Licensee require the consent, waiver or approval of any party, or create a breach of, violate or conflict with any contract, agreement or other instrument or any judgement or order to which the Licensee is a party or otherwise subject; and

                           (iii) this Agreement, when duly executed, will constitute the legal, valid and binding obligation of the Licensee in accordance with the terms of this Agreement.




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                  (b) US/INTELICOM warrants, represents and agrees that:

                           (i) the Software, all upgrades and versions now existing or hereafter developed and all rights thereto are owned by US/INTELICOM and are free and clear of any and all security interests and other liens and encumbrances;

                           (ii) it has the authority to enter into and to consummate the transactions contemplated hereby, and US/INTELICOM is not under any restriction or obligation which will impair its full performance under this Agreement;

                           (iii) the Software and its use by Licensee pursuant to this Agreement do not violate the copyright, patent, trade secret or other proprietary rights of any third party;

                           (iv) neither the execution of this Agreement nor the performance of the obligations of US/INTELICOM require the consent, waiver or approval of any party, or create a breach of, violate or conflict with any contract, agreement or other instrument or any judgment or order to which US/INTELICOM is a party or otherwise subject; and

                           (v) this Agreement, when duly executed, will constitute the legal, valid and binding obligation of US/INTELICOM in accordance with the terms of this Agreement.

                  (c) In addition, US/INTELICOM warrants that the Software is free of defects in material and workmanship and the Software will operate correctly and for the purpose intended on the Phones for a period of twelve
                           (12) months of normal use from the date of delivery to Licensee's customers of the Software on any Phone. EXCEPT FOR THE FOREGOING, THE SOFTWARE IS PROVIDED "AS IS" WITHOUT WARRANTY BY US/INTELICOM, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         7.       Termination.

                  (a) US/INTELICOM shall have the right to terminate this Agreement immediately upon written notice to Licensee in the event of any one or more of the following:

                           (i) Licensee does not sell or lease a minimum of five thousand

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                                    (5,000) Phones containing the Software in
                                    any twelve (12) month period following the sale or lease of the 100,000 Phones containing the Software as described in Addendum B, Prepayment of License Fees.

                           (ii) the breach by Licensee of any other term, covenant or condition of this Agreement in the event that Licensee fails to cure such breach within (30) days after receipt of written notice from US/INTELICOM specifying such breach; or

                           (iii) If there is a final adjudication that Licensee has materially failed to comply with any statute, requirement, rule, regulation, order or decree, of any federal, state, municipal or other governmental authority relating to the marketing, sale or lease of prepaid cellular telephones.

                  (b) Upon any termination of this Agreement or the expiry of the term of this Agreement, Licensee shall immediately cease to use any and all versions, components and aspects of the Software, and shall immediately return to US/INTELICOM all tangible and electronic representations or reproductions in Licensee's possession or which Licensee has received or acquired, provided, however, that Licensee shall be permitted to (1) sell any Phones in its possession or on order based on Purchase Orders issued at the time of such termination, unless such sale would violate any applicable law, regulation or court order and (2) provide continued support of Phones previously sold by Licensee under this Agreement.

                  (c) In the event of termination hereunder, any unused portion of the Prepayment of License Fees described in Addendum B shall be payable to Licensee. In such event, the parties shall retain all such rights and remedies as provided by law.

         8.       Relationship of Parties and Indemnification.

                  (a) Licensee is not, and shall not represent or hold itself out as, an agent, legal representative, joint venturer, partner, employee or servant of US/INTELICOM for any purpose whatsoever. Licensee is an independent contractor and is not authorized to make any contract, agreement, commitment, warranty or representation on behalf of US/INTELICOM, or to create any obligation, express or implied, on behalf of US/INTELICOM. Licensee hereby agrees to indemnify and hold harmless US/INTELICOM from and against any loss, claims, demands, actions, causes of action, costs and expenses, including without limitation all reasonable attorney's fees, expenses of


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                           litigation, court costs and damages, arising from
                           or incurred in connection with either a breach by Licensee of any term, condition, warranty, or covenant set forth in this Agreement or the performance, or failure to perform, services to any customer of Licensee or US/INTELICOM, or the collection of fees for services rendered by Licensee.

                  (b) US/INTELICOM hereby agrees to indemnify and hold harmless Licensee from and against any loss, costs, claims or judgments, including without limitation attorney's fees and costs, incurred by Licensee as a result of any third party claiming infringement on the Software, or US/INTELICOM's breach of the License or express warranty.

                  (c)      Additional Terms and Conditions

                           US/INTELICOM and Licensee agree to the terms and conditions, if any, described in the attached Addendum B, which is hereby included within and made an integral part of this agreement.

         9. Covenants Against Disclosure of Trade Secrets and Confidential Information.

                  (a) Licensee and US/INTELICOM acknowledge that in the course of this license, they will become acquainted with each other's proprietary and confidential information concerning the Software and the Business, including "Trade Secrets" and "Confidential Information", as defined below. Both parties further acknowledge that they each expend substantial resources in time and money in the development of their software, marketing, sales strategies, programs, and in developing relationships with customers.

                  (b) As used herein, the term "Trade Secrets" shall mean any and all information of either party, including without limitation, the Software, and other technical and non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers, which (i) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (ii) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. "Trade Secrets" excludes however, information in the public domain or readily ascertainable from third parties.

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                  (c)      As used herein, the term "Confidential Information"
                           shall mean proprietary and confidential information or data, other than Trade Secrets, which is valuable to, and related to the Software and the Business and the details of which are generally unknown to the competitors of either party. Confidential Information shall include the following information, without limitation, to the extent such information is not already included in the definition of Trade Secrets either at the time of the execution of this Agreement or any time thereafter: (i) confidential financial, business, marketing programs, strategies, and services of either party; and (ii) such other materials and items as the parties may designate, mark or otherwise identify as confidential from time to time. Any such information shall cease to be Confidential Information for the purposes of this Agreement at such time as that specific information becomes generally known to the public unless such disclosure is in violation of this Agreement or another agreement of a similar purpose between US/INTELICOM or Licensee and any third party.

                  (d) Licensee and US/INTELICOM hereby covenant and agree that they shall not at any time, directly or indirectly, misappropriate, take, use, divulge or disclose any of the Trade Secrets of the other party to any person, company, firm or entity for so long as an item which is a Trade Secret remains a trade secret under applicable law.

                  (e) Licensee and US/INTELICOM hereby covenant and agree that during the tem of this Agreement and for a period of thirty-six (36) months after the termination of this engagement for any reason, they shall not misappropriate, take, use, divulge or disclose any of the Confidential Information of the other party.

                  (f) Licensee and US/INTELICOM further covenant and agree that all the Trade Secrets and Confidential Information owned by each party shall remain the property of that party and that, upon any termination of this Agreement for any reason, each party shall immediately return to the other party any tangible or electronic representations or reproductions of any Trade Secret or Confidential Information in their possession or which they have received or acquired.

                  (g) Licensee and US/INTELICOM acknowledge the confidential status of the Trade Secrets and the Confidential Information.

         11.      Enforcement.

                  (a)      Licensee and US/INTELICOM acknowledge and agree that
                           (i) the foregoing covenants set forth in Section 10 above are an essential part

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                           of this Agreement; (ii) the terms of the covenants
                           are reasonable; (iii) any breach of a covenant would result in immediate and irreparable harm to the other party; and (iv) such damages would be difficult to ascertain and would not be entirely measurable in money damages. Therefore, Licensee and US/INTELICOM agree that, in the event of a breach or threatened breach of a covenant, either party shall be entitled to an injunction or other equitable relief to restrain any breach or threatened breach of a covenant, in addition to the right of either party to an award of damages or other relief that the parties may have under the law, including without limitation reasonable attorney's fees and expenses incurred by the other party in enforcing any claim hereunder, regardless of any claim that either party may have or assert against the other party.

                  (b) Licensee and US/INTELICOM agree that the covenants and agreements contained in this Agreement are separate, severable and independent of each other, as each term and condition is based on viable and independent consideration and is of great importance to each party and should be enforceable as if each were made the subject of a separate agreement between US/INTELICOM and Licensee. Therefore, should any court of competent jurisdiction declare any covenant or provision of this Agreement invalid or unenforceable for any reason, the remaining covenant and other terms this Agreement shall continue in full force and effect as if this Agreement had been executed initially without the covenant or provision.

         12.      Force Majeure.

                  If the performance of all or any part of this Agreement by US/INTELICOM or the Licensee is prevented or delayed by acts of civil or military authority, flood, fire, epidemic, war or riot, which cannot be averted or overcome by diligence (hereinafter referred to as a "Force Majeure Event"), the party affected shall be excused from such performance, to the extent that party is necessarily prevented or delayed thereby, only during the continuance of any such Force Majeure Event; provided, however, that if such delay in performance extends for more than thirty (30) days, the other party, at its discretion, upon giving written notice, may terminate this Agreement.

         13.      Miscellaneous.

                  (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

                  (b) This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement. No revision, modification or change in this Agreement whatsoever


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                           shall be claimed or become valid unless the same is
                           in writing and executed by the parties.

                  (c) The failure of a party to insist, in one or more instances, on the performance by the other in strict compliance with the terms and conditions of this Agreement, shall not be deemed to be a waiver or relinquishment of any right granted hereunder or of any term or condition of this Agreement unless such waiver is in writing and executed by the parties.

                  (d) Any notice or other communication required or permitted hereunder shall be in writing and delivered personally or by registered mail, return receipt requested, with sufficient postage, to the best available address of the party to be notified, and shall be deemed to be effective on the earlier of actual receipt of four (4) days after postmarking by the U.S. Postal Service.

                  (e) The obligations of the parties created by the provisions of this Agreement shall survive any termination of this Agreement.

                  (f) The headings or captions used in this Agreement are inserted for convenience or reference purposes only and shall neither constitute a part hereof nor effect the interpretation of any provision of this Agreement.

                  (g) This Agreement is for the benefit of only the parties hereto and no person, firm or entity that is not a party to this Agreement shall have any rights or claims under or by virtue of this Agreement.

                  (h) As used herein, the singular shall include the plural and the neuter gender shall include the masculine or the feminine as the context requires.

                  (i) In the event of adjudication, this Agreement shall be governed by the laws of the State of the Plaintiff.


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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, on the date first set forth above.


              US/INTELICOM                            Licensee

by: /s/ Michael A. Sauter                     by:
    -------------------------------               ------------------------------


    Michael A. Sauter
    -------------------------------               ------------------------------
    Print Name                                    Print Name

    President
    -------------------------------               ------------------------------
    Title                                         Title

4-7-98
-----------------------------------           ----------------------------------
Date                                          Date



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                                   ADDENDUM A

                                      FEES

SOFTWARE LICENSE FEE

Licensee agrees to pay to US/INTELICOM a software license fee of twelve ($12.00) per Phone on which the Software is loaded, and sold or leased by Licensee.


PIN UPDATE FEE

The "PIN update" method of adding additional prepaid cellular airtime to a Phone involves entering a unique 10 or 12 digit number directly into the Phone via the keypad. Such PINs can be divided into two separate types:

     a) Mass Production PINs - Licensee creates collections of PINs as part of a mass PIN production process. As a rule, such PINs are then packaged, distributed and sold via a variety of retail channels.

     b) On-demand PINs - Licensee creates individual PINs on an ad hoc basis that are then supplied to the customer over the telephone. Licensee may create and supply as many on-demand PINs as indicated.

Licensee agrees to also pay to US/INTELICOM a fee of two dollars ($2.00) per PIN code generated for use in adding additional units of airtime to Licensee's Phones. Mass Production PINs are restricted to a maximum of 120 units each.


REAL TIME PREPAID FEE

The "Real Time PrePaid (RTPP)" method of adding additional prepaid cellular airtime to a Phone does NOT require the use of a PIN code. Under this method, the Phone will automatically place a call to Licensee's computer system and request Licensee's permission to add a specified amount of airtime to the Phone. Licensee's computer system will either approve or deny this request.

Licencee agrees to pay to US/INTELICOM an ongoing fee of two dollars ($2.00) per Real Time PrePaid (RTPP) addition of units of airtime to Licensee's Phones.


PROMOTIONAL DISCOUNTS

US/INTELICOM agrees to offer a promotional discount of its fees for certain of Licensee's Phones.


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-        To be eligible for this promotional discount, a Phone must "qualify" by being sold or leased by Licensee to a customer directly acquired by Licensee in the normal course of Licensee's telemarketing, direct marketing and telesales business.

- Any Phone sold or leased by Licensee that uses a Mass Production PIN in adding additional units or airtime usage will not qualify for promotional discount.

- Promotional discounts shall be used to offset all license fees due hereunder.

US/INTELICOM agrees to the following promotional discounts:

     1. Nine dollars ($9.00) to be applied against its Software License fee for each qualified Uniden PCD2000 and each qualified Kodenshi T-100 Phone containing the Software sold or leased by Licensee.

     2. Seven dollars ($7.00) to be applied against its Software License fee for any other qualified prepaid Phone sold or leased by Licensee.

     3.       Two dollars ($2.00) to be applied against each Real Time PrePaid
              (RTPP) fee incurred by Licensee in adding additional airtime to qualified Phones of Licensee.

     4. Two dollars ($2.00) to be applied against each PIN Update fee incurred by Licensee in adding additional airtime to qualified Phones of Licensee via On-demand PINs.



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                                   ADDENDUM B

                           OTHER TERMS AND CONDITIONS

CONFIDENTIALITY

Licensee understands and agrees that the unauthorized disclosure of certain details contained within this License Agreement could cause irreparable harm to US/INTELICOM. Licensee therefore agrees to treat this License Agreement as confidential and will not disclose any details of this License Agreement to any third party without the expressed written permission of US/INTELICOM, except that Licensee shall be free to make such disclosures as is necessary to fulfill legal obligations.


SOFTWARE SOURCE NON-DISCLOSURE

Licensee and US/INTELICOM agree to treat as confidential and not disclose the fact that Licensee is acquiring its prepaid Software from US/INTELICOM, except that Licensee shall be free to make such disclosures as is necessary to fulfill legal obligations. US/INTELICOM may, however, request from Licensee a disclosure of relevant facts and opinions to specified individuals and/or organizations in order to assist US/INTELICOM's sales and marketing efforts. Such a request for disclosure may be declined by Licensee if it feels there is a reasonable chance that such disclosure would have a materially negative impact on its own sales and marketing effort. Unless specifically authorized in writing, Licensee agrees not to use the US/INTELICOM name, logo or other identification of US/INTELICOM in any of its sales, marketing, promotional, product, or technical information, whether printed, verbal, or provided via any other media.


COMPUTING FACILITIES

US/INTELICOM agrees to install certain computer programs relating to the support of its prepaid cellular Software onto computer systems by Licensee. Licensee acknowledges that it has requested such programs be installed on Licensee's computer systems, and Licensee agrees to bear all costs associated with providing and maintaining these systems subject to Licensee's prior written approval and authorization for such systems. Licensee agrees to provide US/INTELICOM with continuous and appropriate Internet access to such systems for billing, monitoring, updating, and other purposes. Licensee agrees to compensate US/INTELICOM for any out-of-pocket expenses incurred in supporting Licensee's systems, including any related travel and accommodation expenses.


PAYMENT TERMS

Licensee agrees to remit payment to US/INTELICOM for all fees and other charges described



                                 Page 13 of 15                      Confidential
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herein within fifteen (15) days following initial receipt of invoices detailing such fees and other charges, subject to offsets for promotional discounts that Licensee is entitled to receive hereunder.


PREPAYMENT OF LICENSE FEES

Licensee agrees to remit to US/INTELICOM a nonrefundable prepayment of Software License fees within three (3) business days following the date of execution of this Agreement. The amount of this prepayment is agreed to be three hundred thousand dollars ($300,000.00), which sum shall offset and be applied against any License fees, less any applicable promotional discounts, otherwise due from Licensee hereunder.


PURCHASE OF CELLULAR TELEPHONES

In the event that Licensee enters into a business arrangement in which it acquires the right to purchase cellular telephones and other cellular accessories, US/INTELICOM shall have the right to acquire such equipment, either directly or for another business entity not engaged in direct response marketing, under the same pricing and terms as Licensee, subject to availability and vendor approval. It is explicitly understood and agreed that the price for such equipment will be the lowest price available under Licensee's arrangement and will be net of any and all discounts, rebates and other incentives.


CONVERSIONS OF PREPAID SOFTWARE

In the event that Licensee shall request that US/INTELICOM convert its prepaid cellular software so that the application can be made available on a specified cellular phone, US/INTELICOM agrees to use its best reasonable efforts to effect such a conversion in a mutually acceptable timeframe. Licensee understands and agrees that US/INTELICOM shall have the right to reject a software conversion request from Licensee in the event that US/INTELICOM determines that the specified cellular phone does not adequately meet the minimum technical and operational standards determined by US/INTELICOM. Licensee agrees to reimburse US/INTELICOM for the actual cost of any such conversion request received from Licensee, based upon a cost schedule approved by Licensee.

RESTRICTIVE COVENANT

US/INTELICOM agrees not to compete with Licensee by engaging in the sale of prepaid cellular phones directly to end-user customers through direct response marketing for as long as this Agreement is active.


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MAINTENANCE AND SUPPORT

Licensee acknowledges and agrees that it is both desirable and necessary for US/INTELICOM to provide ongoing professional services to Licensee for installation assistance, operational support and continued maintenance of software installed and running on computer hardware and cellular telephones controlled and/or sold by Licensee.

US/INTELICOM agrees to provide reasonable support and maintenance services to Licensee under a Full Time Equivalent ("FTE") arrangement. US/INTELICOM agrees to initially provide Licensee with one (1) FTE of appropriate professional services. A Full Time Equivalent is any combination of support and maintenance time provided by Licensee by US/INTELICOM personnel. Any FTE is limited to one hundred and sixty-seven (167) hours of professional time per month.

Licensee agrees to pay to US/INTELICOM a monthly fee of ten thousand dollars ($10,000.00) per FTE of maintenance and support (the "FTE fee"). Licensee also agrees to reimburse US/INTELICOM for all out-of-pocket expenses incurred in providing support and maintenance services.

This monthly maintenance and support arrangement will have an initial term of six (6) months. The arrangement will then automatically renew for an additional twelve (12) months at the above rates and conditions unless written notification to US/INTELICOM of Licensee's intent to cancel the arrangement is received no later than September 1, 1998. Unless Licensee elects to cancel this arrangement at the end of the first six months, the "initial term" of the arrangement will be through September 30, 1999.

Following the initial term, this arrangement will automatically renew for an additional twelve (12) months ("subsequent renewals") beginning each September 1st (the "renewal date") unless written notification to US/INTELICOM of Licensee's intent to cancel the arrangement is received no later than sixty (60) days prior to the renewal date. Each subsequent renewal will include an annual ten percent (10%) increase in the monthly FTE fee.

Licensee may elect to increase the number of FTEs available for the support and maintenance of Licensee's business by sending a written request to US/INTELICOM. US/INTELICOM agrees to utilize its best reasonable efforts to provide such additional FTEs upon such terms as the parties agree at that time.


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